Exhibit 99.1

Coach Completes Acquisition of Luxury Designer Footwear Brand Stuart Weitzman

NEW YORK--(BUSINESS WIRE)--May 4, 2015--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today announced that it has completed the acquisition of Stuart Weitzman Holdings LLC, a leading designer and manufacturer of women's luxury footwear from private equity firm Sycamore Partners. This transaction complements Coach’s current global leadership position in premium handbags and accessories, while immediately contributing to the company’s earnings as Coach continues to make meaningful progress against its brand transformation announced earlier this year.

Stuart Weitzman markets its products in fine specialty and department stores worldwide and in its own retail stores in the U.S. and Europe. Stuart Weitzman realized net revenues of $313 million for the twelve months ended December 31, 2014.

Stuart Weitzman is continuing as Creative Director and Executive Chairman of Stuart Weitzman Holdings LLC, and together with Wayne Kulkin, Chief Executive Officer of Stuart Weitzman, and their management team, remains fully committed to the growth of the business.

At the deal closing, Coach made initial cash payments of approximately $530 million to Sycamore Partners. In addition, Coach will make up to $44 million in contingent payments to Sycamore Partners upon the successful achievement of selected revenue targets over the three years following the closing of the acquisition.

Coach financed the transaction with cash on hand. The acquisition is expected to be accretive to earnings per share, exclusive of transaction-related charges including anticipated purchase accounting adjustments and contingent payments related to the transaction.

About Coach, Inc.

Coach, established in New York City in 1941, is a leading design house of modern luxury accessories and lifestyle collections with a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

About Stuart Weitzman Holdings LLC

Stuart Weitzman, a legendary designer and manufacturer of women’s luxury footwear, operates 46 retail stores across the United States, including New York, Beverly Hills, Chicago, Boston and Las Vegas. The company also has 67 international stores including eight directly operated locations, 19 global shop-in-shops, and e-commerce sites in the United States, Canada, Europe and Hong Kong. Stuart Weitzman footwear and accessories are sold in more than 70 countries.

A luxury brand built upon the idea of creating a beautifully-constructed shoe, Stuart Weitzman’s main objective has always been to merge fashion and function. The award-winning styles created by founder and designer Stuart Weitzman are engineered to feel as good as they look, and to look as good as they feel.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management’s current expectations. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “ahead,” “estimate,” “on track,” “to be,” “on course,” “forward to,” “future,” “to lead,” “provide,” “to help,” “to delivering,” “to benefiting,” “to advancing,” “believe,” “remains,” “to reinvigorate,” “to achieve,” “to make,” “to enable,” “to realize,” “return to,” “to acquire,” “to execute,” “are positioned to,” “continuing to,” “trajectory,” “potential,” “project,” “guidance,” “target,” “forecast,” “anticipated,” or comparable terms. Future results may differ materially from management’s current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc.

Additional risks and uncertainties related to the transaction include the following (i) the risk that the transaction disrupts current operations, (ii) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized, (iii) difficulties or unanticipated expenses in integrating Stuart Weitzman into Coach; (iv) the risk that Stuart Weitzman does not performed as planned following the acquisition including that Stuart Weitzman will not achieve anticipated revenue targets; and (v) potential difficulties in employee retention following the consummation of the transaction. Please refer to Coach’s latest Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2014 and its other filings with the Securities and Exchange Commission for a list of additional risks and important factors.

CONTACT:
Coach:
Analysts & Media:
Andrea Shaw Resnick, Global Head Investor Relations & Corporate Communications
212/629-2618
or
Christina Colone, Director, Investor Relations
212/946-7252
or
Stuart Weitzman:
Karen Ferko, Executive Vice President of Global Communications
212/287-0671